Exhibit 99.1

BIO-TECHNE ANNOUNCES CEO TRANSITION PLAN

MINNEAPOLIS, August 4, 2022 /PRNewswire/ -- Bio-Teche Corporation (NASDAQ: TECH) today announced Chuck Kummeth’s planned two-year transition from his position as Bio-Techne’s Chief Executive Officer (CEO) effective June 30, 2024. The Company’s Board of Directors has begun its search for Mr. Kummeth’s replacement, evaluating both internal and external candidates to assume the CEO position upon Kummeth’s retirement at the end of its fiscal 2024. It is anticipated that Mr. Kummeth will continue to serve on Bio-Techne’s Board of Directors upon his retirement.

Mr. Kummeth has served as Chief Executive Officer and as a member of the Company’s Board of Directors since April 2013. Under Mr. Kummeth’s leadership, the Company delivered on key strategic initiatives to accelerate its organic growth rate, expand its total addressable market and fortify its position as a leader in the life science tools and diagnostics markets. During Kummeth’s tenure as CEO, Bio-Techne grew its revenue from approximately $311 million in fiscal 2013 to $1.1 billion in fiscal 2022, representing a compounded annual growth rate (CAGR) of over 15%. Additionally, the Company grew from approximately 800 to over 3,000 employees, expanded its product portfolio and total addressable market through the completion of 17 acquisitions, established a best-in-class executive leadership team, and implemented processes and procedures to drive future growth.

“During the last nine years, Chuck has done an extraordinary job accelerating growth, building a strong leadership team and positioning Bio-Techne for the future,” said Robert Baumgartner, Bio-Techne’s Chairman of the Board of Directors. “Throughout his tenure as CEO, Chuck and the Board have been focused on building management bench strength. Chuck has successfully built an extremely strong leadership team, including a deep bench of experienced and results-driven executives. Additionally, the Company’s enviable position as a rapidly growing, leading life science tools and diagnostics company positions Bio-Techne to attract top-caliber external candidates. With Chuck at the helm for the next two years, we have time for a thorough evaluation of potential candidates and a seamless transition to his eventual successor.”

“I am looking forward to continuing to lead the Company and execute our strategic plan over the next two years. As a Board member, I will play an instrumental role in choosing my successor,” commented Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “I am extremely proud of the Company and team we have built over the last nine years. Bio-Techne is in an ideal position to find the leader to drive the business forward starting in fiscal 2025.”

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. Forward looking statements in this press release include statements regarding the planned CEO transition on June 30, 2024. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

About Bio-Techne Corporation (NASDAQ: TECH)

Contact: David Clair, Vice President, Investor Relations

david.clair@bio-techne.com

612-656-4416